 Prospectus Supplement NO.1                     Filed Pursuant to Rule 424(b)(3)
 (To Prospectus dated February 4, 2000)                   SEC File No. 333-91777



                                 [SIEBEL LOGO]

                                   $3,000,000
      of 5 1/2% Convertible Subordinated Notes due September 15, 2006 and 6,433,260 Shares of Common Stock Issuable upon Conversion of the Notes


     This is a supplement to the Prospectus, dated February 4, 2000 forming a part of the Registration Statement on Form S-3 (Registration No. 333-91777) filed by Siebel Systems, Inc. Any cross references in this Prospectus Supplement refer to portions of the Prospectus.

     The purpose of this Prospectus Supplement is to supplement the information set forth in the Prospectus regarding the selling security holders. The table below includes for the additional selling security holders:

        .   their name
        .   notes owned as of February 24, 2000 and offered under the Prospectus
        .   the shares of our common stock issuable upon conversion of the notes
        .   the shares of our common stock offered under the Prospectus
        .   the shares of our common stock owned after the offering

Each of the selling security holder named below acquired notes from a selling security holder named in the Prospectus. All of the information regarding beneficial ownership was furnished to us by selling security holders. Beneficial ownership of the notes and common stock listed in the table has been determined in accordance with the applicable rules and regulations under the Exchange Act of 1934.



                                                     Principal  Amount
                                                         of Notes        Stock Issuable              Stock Owned
                                                       Beneficially          upon        Common        after
                                                        Owned and         Conversion      Stock      Completion of
        Name                                             Offered          of the Note    Offered     the Offering
BNP Arbitrage SNC..............................      $ 1,250,000           26,805        26,805          --
Donaldson, Lufkin & Jenrette Securities Corp....         300,000                                         --
Goldman, Sachs & Company........................       1,005,000           21,551        21,551          --
Merrill Lynch, Pierce, Fenner and Smith, Inc....       1,555,000           33,345        33,345          --
Nomura Securities International Inc.............       7,645,000          163,939       163,939      34,086
SoundShore Strategic Holding Fund Ltd...........       2,500,000           53,610        53,610          --
SoundShore Opportunity Holding Fund Ltd.........       4,000,000           85,776        85,776          --
Warburg Dillon Read LLC.........................      15,422,000          330,709       330,709          --
Zeneca Holdings Trust...........................         525,000           11,258        11,258          --


     No estimate can be given as to the amount of the notes and common stock that will be held by the selling security holders at the end of sales of these notes because the selling security holders may offer all or portions of the notes or shares of common stock acquired through conversion of these notes. Additionally, the selling security holders named above may have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act of 1933. These sales would affect the data in the table above.

     We may from time to time supplement or amend the Prospectus to reflect the required information concerning and transferee, pledgee, donee or successor to the selling security holders named in the prospectus.

          The date of this Prospectus Supplement is February 25, 2000.